CONSULTING AGREEMENT

CONSULTING AGREEMENT dated as of March 26, 2007 (this " Agreement") by and between Global Holdings, Inc. a Nevada corporation having its principal place of business at P.O. Box 6053, East Brunswick, New Jersey, 08816 (the "Company"), and Milton Miller an individual (the consultant").

WITNESSETH

WHISEAS, the company wishes to retain Consultant to provide the company with certain consulting services and consultant is willing to provide such consulting services, on the terms and conditions set forth herein.

NOW, THISEFORE , in consideration of the foregoing premises and of the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

Section 1. Retention of the consultant . The Company hereby retains and engages the consultant, and the consultant hereby accepts such engagement, in each case subject to the terms and conditions of this agreement.

Section 2. Services.

(a) On the terms and subject to the conditions herein contained, the company hereby engages Consultant as a consultant, and consultant hereby accepts such engagement.

(b) With regard to operations, strategic planning and business development, the consultant shall consult with the Company regarding:

(i) developing new sources of business;
(ii) identifying and analyzing possible strategic alliances;
(iii) evaluation and analysis of the Company's marketing plans and new products and services;
(iv) review of the business plans for the Company, including the review of budgets and projections;
(v) a detailed evaluation of the Company's competition in new and existing markets;
(vi) analysis of information on a periodic basis concerning the financial performance of the company and the markets in which it operates;
(vii) identification of suitable merger and acquisition candidates; and
(viii) such other aspects of the business of the company as consultant and the company may agree from time to time.

(c) The Consultant will devote such amount of time and effort necessary to accomplish the services required. However, there is no requirement that Consultant devote a certain amount of time or effort hereunder.

(d) In connection with any proposal made by the Consultant pursuant to this agreement, the Company and the Consultant acknowledge that the company shall not be obligated to accept such proposal or further obligate itself hereunder. Any arrangement or agreement between the Company and a third party shall be evidenced by an agreement duly authorized and executed by the Company.

Section 3. Compensation. The Company agrees to pay to the Consultant shares of the Company's common stock to be registered and "freely tradable" via and S-8 registration statement effective immediately as compensation for the services specified in section two here of. The Company acknowledges that it does not currently have the finically ability to pay for the

Consultant's services in cash. Therefore, in lieu of such cash payment and in consideration of the services to be rendered by the consultant, pursuant to this agreement, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the Company, the Company, can currently with the execution hereof, shall issue to the consultant eight hundred fifty thousand (850,000) shares (the "shares") of the Company's common stock, par value $0.0001 per share (the "common stock). The shares shall be issued in full upon acceptance of this agreement.

Section 4. Confidentiality; Non- Competition. The Consultant acknowledges that in the course of his engagement, he will become familiar with trade secrets and other confidential information (collectively, "Confidential Information") concerning the Company. The Consultant agrees that he shall retain the confidential information in strict confidence and not disclose to any third party any or all of the confidential information without the express written prior consent of the Company. Furthermore, the Consultant agrees that during the term (as defined below) and for a period of one year thereafter neither he nor any affiliate or family member shall directly or indirectly, for their account or on behalf of any other party, whether as an employer, employee, Consultant, manager, member, agent, broker, contractor, stock holder, director, officer, investor, owner, lender, partner, joint venturer, franchiser, franchisee, licensor, licensee, sails representative, distributor, or otherwise, or through any business entity or vehicle whatsoever: (i) conduct, advise or render services to any business activity in competition with the Company or (ii) solicit hire or retain any employee or Consultant or its affiliate, or persuade or entice any employee or Consultant of the Company to leave the employ of the Company or its affiliates.

Section 5. Term. This Agreement shall be for a term of twelve months commencing on the date hereof (the "Term") this agreement will have an automatic three (3) month renewal provision to be enacted upon expiration of initial and subsequent agreement term (s). This agreement maybe terminated by either party only upon thirty days prior written notice.

Section 6. Representations and Warranties of the Consultant.

(a) The Consultant represents and warrants to the Company that he is not requiring the shares with a view to, or for resale in connection with, any distribution in violation of the Securities Act.

(b) The consultant represents and warrants to the Company that..

(i) he is a natural person;
(ii) he shall provide bonafide services to the Company pursuant to this Agreement; and (iii) the services to be provided pursuant to this Agreement are not in connection with the offer or sale of securities and do not directly or indirectly promote or maintain a marker for the Company's securities.

Section 7. Indemnification.

The Company agrees to indemnify and hold harmless the Consultant and his affiliates against any and all loses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, (and all actions, suits, proceedings, and investigations in respect thereof and any and all legal or other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation ( whether or not in connection with litigation to which the Consultant is a party), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with information provided by the company which contains a material misrepresentation or material omission in connection with the provision of services by the Consultant under this agreement; provided, however, such indemnity agreement shall not apply to any portion of any such lose, claim, damage, obligation, penalty, judgment award, liability, cost, expense or disbursement to the extent it is found by a court of competent jurisdiction to have resulted from the gross negligence willful misconduct of the Consultant the Company also agrees that the Consultant shall not have any liability ( whether direct or indirect contract or tort or otherwise) to the Company or to any person (including, without limitation, Company share holders) claiming through the Company for or in connection with the engagement of the Consultant, except to the extent that any such liability results from the Consultant's gross negligence or willful misconduct. This indemnification shall survive the termination of this agreement.

Each party entitled to indemnification under this agreement (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such indemnified party has actual knowledge of any claim as to which indemnity maybe sought, and shall permit the indemnifying party to a sure defense of any such claim or any litigation resulting therefrom, provided that council for the indemnifying party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the indemnified party (whose approval shall not be unreasonably withheld), and the indemnified party may participate in such defense at such party's expense, and provided that further the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this section 7. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and any litigation resulting therefrom.

Section 8. Governing Law. This agreement shall be governed by, and construed in accordance with the laws of the Sate of the New Jersey without regard to the conflict of law principles thereof.

Section 9. Entire Agreement; Amendments. This agreement contains the entire agreement and understanding between the parties and supercedes an preempts any prior understanding or agreements, whether written or oral. The provisions of this agreement may be amended or waived only with the prior written consent and the Consultant.

Section 10. Successors and Assigns; No Assignment. This agreement shall be binding upon, inure to the benefit of, and shall be enforceable by the Consultant and the Company and their respective successors and permitted assigns. The Consultant acknowledges that the services to be rendered by his under this agreement are unique and personal. Accordingly, the Consultant shall not assign any of his rights or delegate any of his duties or obligations under this agreement.

Section 11. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed effective and given upon actual delivery if presented personally, one business day after the date sent if sent by prepaid telegram, overnight currier service, telex or facsimile transmission or five business days if sent by registered or certified mail, returned receipt requested, postage prepaid which shall be addressed to the following addresses:

If to the Company:

Global Holdings, Inc.
P.O. Box 6053
East Brunswick, New Jersey 08816 Attention: Chief Executive Officer

If to the Consultant: Milton Miller, 5 Moraine, Edison, New Jersey 08820

Section 12. Severability. If any provision of this agreement or the application of any provision to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof

Section 13. Section and Other Headings. The section headings contained in this agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement.

Section 14. Counterparts. This agreement may be executed in any number of counterparts and by facsimile, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

Section 15. Independent Contractor. The Consultant agrees and acknowledges that he is solely responsible to pay all of his own taxes with respect to the issuance of the shares to the Consultant hereunder. The Consultant shall not be entitled to receive, and shall not receive any other benefits of employment from the company, including, without limitation, disability insurance worker's compensation or any other benefits incidental to any employer-employee relationship; it being the intention and agreement of the parties hereto that the Consultant's relationship with the Company is that of an independent contractor. Furthermore, this agreement shall not be construed to create between the Company and the Consultant the relationship of principal or agent, joint-venturers, copartners or employer and employee, the existence of which is hereby expressly denied by the Company and the Consultant. The Consultant shall not be an agent of the Company for any purposes whatsoever and the Consultant shall have any right or authority to bind the Company or create any obligations, express or imply, on behalf of or in the name of the Company.

Section 16. No Conflicting Agreements. The Consultant represents that he is not a party to any other agreement or arrangement which would conflict with or interfere with the performance of his duties or obligations under this agreement.

IN WITNESS WHISEOF, the parties hereto have executed this Agreement as of the date first written above.

Global Holdings, INC.

By:	/s/ Mitchell Cohen
	Name:	Mitchell Cohen
	Title:	President

By:	/s/ Milton Miller
	Name:	Milton Miller
	Title:	Consultant

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